UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8 -K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

October 10, 2003
(Date of earliest event reported)

SAN DIEGO SOCCER DEVELOPMENT CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-27487	88-0350156
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3803 Mission Blvd. Suite 290 San Diego, CA 92109		92109
(Address of principal executive offices)		Zip Code

Registrant's telephone number, including area code: (858) 488-7775

Item 5. Other Events

    (a) Sale of Magazine

    On October 27, 2003, San Diego Soccer Development Corporation (the "Company") entered into an agreement with LiveWire Sports Group, Inc. ("LiveWire") to transfer ownership of 90:00 Minutes Magazine to LiveWire in exchange for the cancellation of its $19,740 debt to that company. The Company was under contract with LiveWire to publish the magazine. Costs of publication for the magazine were approximately $30,000 per month, while revenues received from sales and advertising were approximately $4,000. As part of its agreement with LiveWire, the Company will transfer all intellectual property associated with the magazine to LiveWire, including the website located at www.90soccer.com.

    The Company has a limited right to continue to solicit advertising for the magazine, and LiveWire will provide five full pages in the magazine per issue to be used by the Company or advertising obtained by the Company. Utilizing the magazine, the Company will receive a commission of 90% of monies received from advertisers utilizing the five guaranteed pages and between 10% and 20% on all (alternative) advertising thereafter.

    The sale of 90:00 Minutes Magazine comes as part of a change in business plan recently adopted by the Company's Board of Directors. The Company believes that revenues from the sale of the magazine and advertising, when weighed against the costs of publication, made the disposition of the asset desirable. As part of the revised business plan, the Company has refocused its attention on its recent acquisition of Golo Lotto and marketing of the services provided by Golo Lotto, as well as public relations, corporate communications, marketing and sponsorship primarily for but not limited to, soccer related entities and clubs.

    (b) Completion of Golo Lotto Acquisition

    On February 7, 2003, the Company entered into an Asset Purchase Agreement (the "Asset Purchase Agreement") with Latin American Futbol Corporation ("LAFC"), whereby the Company agreed to purchase 51% of the assets of Golo Lotto (a wholly-owned subsidiary of LAFC), an online internet gaming website that allows wagering on various sporting events around the world. The purchase price for the assets was contracted to be $47,000 in cash, plus 1,500,000 shares of the Company's common stock. In addition, LAFC is entitled to 49% of the future net revenues generated by the Golo Lotto website. During the first quarter of 2003, the Company paid LAFC $20,000 in cash, and issued the negotiated 1,500,000 shares of common stock (valued at $75,000, or $0.05 per share). These payments, totaling $95,000, were classified as "deposit on asset purchase" in the Company's financial statements. On October 10, 2003, the Company made its final payment under the agreement.

    (c) Description of Business.

    The Company intends to implement the various elements of its revised business plan over the next twelve months. However, our ability to implement all of the elements of our business plan described below will depend in part upon our ability to obtain additional financing for the Company, and there can be no assurance that we will be able to obtain financing sufficient to implement all of the elements currently intended to the extent described or, in some instances, at all.

    In addition to historical information, the following discussion contains numerous forward-looking statements due to the fact that we are in the process of implementing our business plan but our ability to do so depends on many factors which are beyond our control These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," or "continue," the negative of such terms or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Much of our business plan is based on anticipated agreements and activities, and we will rely both on our ability to obtain sufficient capital and our other factors which may not be within our control to carry out our plans. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to publicly update any of the forward-looking statements after the date of this report to conform such statements to actual results or to changes in our expectations.

    Actual results could differ materially from those anticipated by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the level of sales to key customers; the economic conditions affecting our industry; actions by competitors; our agreements with third parties; the availability of outside contractors at prices favorable to the Company; our dependence on single-source or a limited number of suppliers; our ability to protect our proprietary technology; market conditions influencing prices or pricing; an adverse outcome in potential litigation, claims and other actions by or against us, technological changes and introductions of new competing products and services; the current recession; terrorist attacks or acts of war, particularly given the acts of terrorism against the United States on September 11, 2001 and subsequent military responses by the United States and coalition forces; ability to retain key personnel; changes in market demand; exchange rates; productivity; weather; and market and economic conditions in the areas of the world in which we operate and market our products. These are factors that we think could cause our actual results to differ materially from expected and historical events.

DESCRIPTION OF BUSINESS

    The Company was incorporated on December 12, 1995, under the laws of the State of Nevada under the name Roller Coaster, Inc. The Company engaged in no operations prior to February 10, 2000. On February 10, 2000, the Company issued 5,284,369 shares of its previously un-issued common stock to the shareholders of San Diego Soccer Development Corporation, a California company ("SDSDC") in exchange for all of the issued and outstanding shares of SDSDC as part of a merger transaction. In December 1999, the Board of Directors of SDSDC had unanimously agreed to a merger with the Company, which was then a publicly-traded corporation with no operations or tangible assets. The merger was approved by a vote of shareholders on February 7, 2000. Following the merger, the Company assumed SDSDC's reporting obligations under the Securities Exchange Act of 1934. The Articles of Incorporation of Rollercoaster, Inc. were subsequently amended to change its name to San Diego Soccer Development Corporation. The Company currently does business as Soccer Development of America ("SDA").

    SDSDC was founded in 1997 to develop, own, and run a professional soccer team in San Diego, California, with the ultimate goal of becoming a Major League Soccer franchise. In November 1997, the SDSDC purchased the San Diego Flash, an "A" League soccer franchise in the United Soccer Leagues for a combination of cash and common stock then valued at $150,000. In December 1999, SDSDC acquired a Division 3 soccer franchise, the Riverside Elite, for cash of $30,000. The San Diego Flash played three seasons, through 2000, and the Riverside Elite played the 2000 season. At the conclusion of the 2000 season, the Company ceased its soccer operations and withdrew its teams from competition owing to the high costs associated with operations relative to the revenues being generated. In 2001, ownership of the Riverside Elite team was forfeited back to the league, while the San Diego Flash continues to operate as an amateur team though it is no longer affiliated with the United Soccer Leagues.

    Following the cessation of the soccer operations, the Company was inactive during most of calendar 2001. In November 2001, we resumed operations under a new operating strategy and began doing business as Soccer Development of America. In 2002, we commenced development of a monthly soccer publication, "90:00 Minutes" which earned revenues through advertising, subscriptions and newsstand sales. We published the premier issue of "90:00 Minutes" in July 2002 and the first monthly issue followed in September 2002. The magazine was sold to LiveWire Sports Group, Inc. on October 10, 2003.

    We are currently working on the revision and implementation of SDA's business plan with the objective of making the Company a premier global soccer firm which offers a broad range of services to attract top clients, including soccer leagues, teams, players and corporations, creating a stronger presence in the world's soccer business market. As part of the implementation of our new business plan and our broader focus, we have entered into several relationships in the past few months which we feel will aid us in achieving this goals. One of those relationships is with the Latin American Futbol Corporation ("LAFC"). Once the Company has obtained additional financing of approximately $500,000, we intend to retain LAFC to manage our business operations, including day-to-day operations and contract negotiations, including marketing agreements. It is our intention to raise such financing through the private placement of debt instruments and/or equity. There can be no assurance that we will be able to raise funds in the amount described above. To the extent that the Company is unable to raise such funds, our plans to retain LAFC to provide management services to the Company may be suspended or cancelled.

    Under the terms of the proposed management agreement, LAFC would receive a monthly management fee of approximately $15,333 in exchange for managing our day-to-day operations. The agreement would have a term of one year (12 months), which could be renewed for an additional periods of one year. LAFC would handle all the core operations of SDA. LAFC would also meet with all potential clients, which includes teams, players, clubs, media organizations, to enhance the image and revenues of SDA in the areas of focus including player representation and marketing. Reports and proposals would be prepared by LAFC and reviewed and approved by SDA prior to presenting to potential clients. LAFC would provide ongoing operational reports to SDA on the current situation, ongoing progress of negotiations with potential clients and continual opportunities to grow SDA through partnerships, mergers and acquisitions. All meetings, telephone calls, proposals, presentations and contracts would be handled by LAFC at it's expense. Under the terms of the agreement as currently proposed, expenses associated with these services would be included in the management fee to LAFC. We can give no assurance that the management agreement, if executed, would be executed on the terms described above, as we will not complete negotiations with LAFC until sufficient capital has been raised by the Company. There is a chance that an agreement may be executed on terms more or less favorable to the Company than those described above. We will disclose the terms of any management agreement signed with LAFC in the future periodic reports of the Company.

   SDA is in the process of developing the following products and services through various acquisitions and alliances, as more fully described in the paragraphs below.

ClearSky Mobile Media

    We have entered into an agreement with ClearSky Mobile Media, Inc. of Orlando Florida ("ClearSky"), to provide soccer-related content to ClearSky to be provided to end users of its mobile phones. ClearSky promotes wireless content throughout the Americas by working with carriers to enable delivery of the content to consumers and then establishing a billing arrangement either through the carrier or directly to consumers. We will provide content related to the soccer industry to enable end users to follow their favorite soccer team including keeping track of the latest betting odds, up-to-the-minute scores and game highlights. Our intention is to provide maximum interactivity between the clubs and the cell users.

    Industry research and market studies show an increase in cell phone usage in Latin America with the potential for the sales of 1,000,000 phones in the next fiscal year. We believe that combining cell phone technology with soccer-related content - soccer being the most popular sport in the Latin American region - will help create interest in the ClearSky product. As part of our agreement with ClearSky, we will help to market the cell phones with ClearSky/SDA content. In marketing the phones, we will utilize our marketing relationships for Golo Lotto, as described below.

    ClearSky will have the right to set the price for monthly subscriptions to the service, but we will shares in the revenue from the carriers and end users purchasing the content we provide on a 50/50 split with ClearSky. ClearSky will receive 25% of gaming revenues derived from customer wagers on Golo Lotto via the mobile branded phones carrying our content. The gaming revenues payable to ClearSky will be calculated as customer wagers minus customer payout minus 30% of set operating expenses. In addition, ClearSky will receive 15% of any revenues derived from advertisers who pay to display their names, logos or other advertisements on the wireless website and to 5% of any revenues received from the sale of merchandise purchased through the website.

Golo Lotto

    On February 7, 2003, we entered into an Asset Purchase Agreement (the "Purchase Agreement") with Latin American Futbol Corporation ("LAFC"), whereby the Company agreed to purchase 100% of the assets of Golo Lotto (a wholly-owned subsidiary of LAFC), an online internet gaming website that allows wagering on various sporting events around the world. As indicated above, we completed the purchase on October 10, 2003. The purchase price for the assets was contracted to be $47,000 in cash, plus 1,500,000 shares of the Company's common stock.

    In addition, LAFC is entitled to 49% of the future net revenues generated by the Golo Lotto website. The Golo Lotto website is operated by Blackbird Enterprises, Ltd., a Costa Rican business entity ("Blackbird"), pursuant to an operator agreement which provides that, in exchange for managing the site, including customer services, wager transactions and money processing, Blackbird will receive 30% of the net monthly revenues generated by gaming activities on the site. Under the terms of the Purchase Agreement, the Company and LAFC will split all revenues 51%/49% after payment of all expenses, including the percentages paid to the Blackbird.

    Golo Lotto is an on-line Internet gaming website that allows wagering on various sporting events around the world. Golo Lotto, a corporation registered through the Netherlands Antilles, offers a state of the art website (www.gololotto.com) that allows wagering on various sporting events from around the world including over 27 different Soccer Leagues. Golo Lotto offers numerous payment methods and the most secure online system. There will be a full 24-hour customer service support team that will take calls from existing clients or those interested in registering and wagering. Golo Lotto was the first online lotto to support and sponsor professional clubs in Latin America including Club Bucaramanaga, Club Tolima, and Club Macara. Currently, Golo Lotto has an existing website, but traffic to the site is minimal and is not generating revenues. Golo Lotto has an agreement with CRIS to manage "backend" operations from customer service, money transactions, game set up and site operation. Although it was our original intention to sell Golo Lotto to a third party and, as part of the sale, negotiate an agreement to market the site's activities, we have determined that it is in the best interests of the Company to retain ownership and operate the site subject to applicable regulations. See "Government Regulation" below.

    We believe that the investment in Golo Lotto will allow the Company to profit from operations of the website, which is primarily accessed through Latin America. Millions of people place bets every day, and soccer is one of the most, if not the most, popular sport in the world, and is intensely popular in the Latin American region. Prior to entering into the Purchase Agreement, LAFC had contributed significant marketing research dollars to Golo Lotto to create the brand and corporate identity, including retention of Strobe Communications, which spent several months creating a logo that would be recognizable and appealing to a wide-range of potential users. Our objective is to establish Golo Lotto as the official lottery in every realm of Latin American football. The effect on the Company will be doubly beneficial, creating exposure to a growing worldwide market and a consistent revenue stream to fund other futbol projects under the SDA umbrella.

    In establishing Golo Lotto, LAFC had recognized that, although the lottery was originally created as a tool to give back to the community, most current gaming sites do not participate in a program that gives back to the sport. A large percentage of profits from the Golo Lotto website will be invested back into the soccer community to support a variety of projects worldwide. These projects range from stadium redevelopment projects in Latin America to grass roots support across the world. The reinvestment of funds back into the soccer community will make Golo Lotto a unique entity, allowing participants the satisfaction of indirectly supporting the game while, at the same time, engaging in the gaming services offered by the website.

    Futbol lottos around the world have grossed billions of dollars. We believe that this represents a niche market that needs an aggressive marketing approach. We intend to direct our marking efforts to the following target markets:

    - 1.5 million Internet users in Columbia
    - 3.2 million Internet users in Chile
    - 6 million Internet users in Argentina
    - 7 million Internet users in Mexico
    - 8 million Internet users in Brazil

    We believe that there are also several Internet cafes, bars, stores, and areas throughout the capital cities of these countries where the website may be accessed by soccer fans.

    Golo Lotto will be marketed in the above countries with top professional teams and federations to include marketing rights such as stadium boards, naming rights for tournaments, clothing sponsorships and links on official pages, among others. We will work with these groups to try to implement marketing rights to fully exploit Golo Lotto in Latin America. Some of the rights we will work to obtain include the following:

  Standard billboards in the center of the filed or on the line between the goal and the corner point with the Golo Lotto name in all the stadiums where the teams or leagues plays.

  Placement of the Golo Lotto logo in magazines and any programs or other print media.

  Advertising on or in tickets and programs.

  The right to include the ClearSky logo on the outside of all stadiums where the league plays, including exposure of the brand in front of the main people and car traffic stadium entrances, exits, signals, service areas, parking areas, and inside all of the stadiums, with the understanding that it will be Golo Lotto itself which will design and install these sign elements, in locations it chooses.

  The right to have up to six sales points or stands for the Golo Lotto product inside all of the stadiums where the league plays, including the right to place the Golo Lotto logo on one or more of the following, if permitted: shirts, shorts, socks, track suits or pants of all the potential domestic clubs and leagues.

  The rights to place the Golo Lotto logo on the surfaces of the official balls of the league for play during tournaments sponsored by Golo Lotto.

  The right to place links to the Golo Lotto website on all of the official team and federation websites, as permitted by applicable law, including the logo and information about the company.

  The use of all club images to advertise on magazines, television commercials, newspapers, etc. to promote the lottery.

  Free television advertising space as part of the agreement between teams and leagues and the television stations with which they contract (since these groups own the television rights, they will be in a bargaining position to request advertising space for Golo Lotto), including a one-minute space appearing twenty minutes before game time pertaining to the placement of bets on the game.

International Futbol Finance Group

    In September 2003, we organized a wholly-owned subsidiary - International Futbol Finance Group, Inc., a California corporation ("IFFG") - to provide services to soccer related entities. Through IFFG, we will offer public relations services to assist soccer clubs and federations in obtaining financing, managing wealth, corporate communications, cash management and formation of investment banking partnerships. LAFC may be placed in charge of day-to-day management of IFFG as part of its proposed management agreement with us. In addition, through a consulting agreement between SDA and LAFC, LAFC will provide certain services to IFFG clients, including but not limited to arranging meetings, creating proposals and marketing materials, negotiating with clubs and federations on IFFG's behalf, assisting IFFG in establishing terms of representation, and providing IFFG with reports on various soccer clubs and federations in which IFFG may be interested.

    Pursuant to the terms of its consulting agreement with us, LAFC will receive 33% of gross revenues from IFFG during the term of the agreement. These revenues will be paid out monthly, and LAFC will be responsible for all of its out-of-pocket expenses under the terms of the consulting agreement. The consulting agreement has an initial term of one year, with subsequent renewal periods of 12 months each. The agreement is terminable by either part upon 30 days written notice prior to the end of the initial or any renewal period or for failure to cure any breach.

    Between SDA and LAFC, IFFG will have the advantage of over 50 years' combined experience in the soccer and investment banking fields. This combined background will allow us to offer our clients many different services that apply to the unique world of soccer. There are under 100 clubs worldwide that are publicly traded on major exchange, but thousands more are privately held. We believe that this creates market potential for IFFG's services. LAFC has strong contacts with many clubs, and IFFG will utilize those contacts. We will provide public relations services for leagues, teams and professional athletes. Our broad media contact base reaches print, broadcast and Internet media outlets in the United States and internationally. Our press release service is developed hand-in-hand with our clients. We believe that SDA's contacts and abilities will help in all areas of IFFG's operations, including investor relations, finance, marketing and sponsorship.

    Through SDA, IFFG will employ the most recent and updated technology to streamline operations and sales on a daily basis. SDA currently uses such technology as text paging, digital communication devices, and high-speed wireless connectivity to create a rapid response to client needs. Keeping all members of the IFFG team connected in communication with each other is a high priority, as our primary emphasis at IFFG will be outstanding customer service.

    A more detailed look at some of the many services which will be offered through IFFG is included in the following paragraphs:

    Club Sale Advisory Services

  Recommendation of proper terms and structure

  Development and execution of marketing plans

  Identification, screening, and qualification of potential buyers

  Negotiation and coordination of transactions

  Assistance in obtaining financing

  Preparation of budgets and work with key partners (venue, broadcast partners, etc.) to create a more manageable which is also more attractive to potential buyers

  Advertisements of our services to attract qualified buyers

    Club Purchase Advisory

  Evaluation of buyer's goals

  Formulation of buyer's acquisition criteria

  Location and evaluation of teams as acquisition candidate

  Assistance in obtaining financing

  Negotiation and structuring of successful purchase or other transactions

    TV Rights Advisory

    We believe that maximizing television revenues is essential to the stability and growth of any soccer club and league. Traditionally sports broadcasting rights have been broken down as follows:

  Live

  Delayed

  Highlights

  Clips

    Different option packages can also be:

  Territory

  Platform

  Content Type (video-audio, audio, text and combinations of all three)

    However, we believe that the next decade will see the dissemination of sports broadcasting rights into the following categories:

  Internet (video and audio streaming)

  Internet (audio streaming)

  Internet (graphics, data, logos)

  Mobile devices (WAP, 3G)

  Terrestrial TV (free to air)

  Satellite/Cable TV (premium/pay TV)

  PPV

  Internet TV (convergence, iTV)

  Archive/video on demand; Radio

    It is essential that the clubs and leagues both understand and not give away certain rights because they are packaged. IFFG will maximize these rights to ensure the maximum profitability for the client.

    Stadium Construction Advisory

    We realize that new revenue sources are essential to cover the ever-increasing costs of running a professional soccer club. By constructing new facilities in stadium where our clients play that provide new revenue streams, such as corporate suites, club lounges, restaurants and merchandising stores, our clients will be able to transform their own infrastructure into a sports and entertainment business. Corporate suites can range in size and can be used as classrooms or meeting rooms with equipment, including whiteboard, overhead projectors and screens. The club lounge can be used for weddings, formal functions, product launches and luncheons.

    Going to a game can now be a social event for families, friends and business associates. This will allow clubs to attract a different cliental and will lead to an increase in revenue from sponsorships, food, beverage and merchandise and hospitality space rental of the stadium. Through a unique system of pre-financing, we will help capitalize on the revenues and assets associated with stadium construction and related revenues such as sponsorship, ticket revenue and naming rights of the stadium.

    Sponsorship and Marketing Advisory

    In today's difficult market of sponsorship and marketing IFFG will assist the clients in obtaining maximum revenues with corporate sponsors through both traditional and unique methods. IFFG will have associations with several top international firms and an infrastructure, including several sales teams, to assure results in obtaining sponsorship dollars.

    Municipality Advisory Services

    IFFG will deal with the following issues to help clients in the process in building stadiums. We will help deal with governmental entities to get stadiums built from tax breaks to various governmental subsidies. IFFG will also:

  Review clients' goals and general status to date

  Review similar leases from other facilities for possible use in this process

  Participate in negotiations including review of drafts and proposals, review of impact of documents on team operations, negotiate sessions with the governmental entities, participate in weekly meeting with the client to review project issues and determine ongoing strategies to keep project in motion, and, in conjunction with the client and other professionals, develop initial project budgets to present to the government

    These steps will ensure success in dealing with the municipalities to help construct a state of the art facility for the team while maximizing governmental support.

Public Relations

    IFFG will provide a practical means by which our clients benefit from topnotch public relations in all areas to benefit them both on and off the field. As indicated above, SDA has a reputation for its prompt response to clients' needs and ingenious collaborative strategies, including:

  Consulting on and drafting press releases to give the soccer clubs better exposure.

  Providing shareholder communications/investor relations services

  Developing image and identity, which will include a presence at investment trade shows and promotion through email, fax and telemarketing

  Assisting in the development of relationships with investment banking firms

  Assisting in executing and implementing marketing/public relations plans

  Assisting in the development of an investor relations web page for the team

    Club Cash Management

    IFFG will provide advice and services to clients designed to protect cash flow, minimize unnecessary club expenses, and get the best return on short-term club funds. We will offer clubs a comprehensive review and cash management system and will work closing with club auditors and bankers to control the timing of cash flows in and out, avoidance of high-cost temporary financings, institute changes in the handling of collections, and accounts receivables and payments. IFFG will work with clients to balance positive short-term cash flows against longer-term needs, analyze short-term needs against short-term funds, analyze long-term needs against long-term sources of funds and identify ongoing investment alternatives and services.

Pan American Relations

    Using the fictitious business name, Pan American Relations, the Company has begun offering public relations services to businesses which are not soccer-related. We are currently under contract with two customers to provide such services at rates of $4,000 and $2,500 per month, respectively. Our public relations services include defining the customer's communication strategy, drafting press releases, franchise development, operations overview, shareholder communications, investor relations programs, assistance with edgarizing and create marketing materials. Our objective is to we create the look and feel for some of our public companies that do not know how to market themselves to the investment community. It is our intention to form a separate subsidiary in the State of California to assume the Company's obligations under our current contracts and to continue to offer such services to current and potential customers.

Player Representation

    To complement the other services being provided by the Company and its subsidiaries, we are currently looking to acquire a worldwide registered sports agent to provide representation to professional soccer players around the world. In acquiring an established sports agency, we would negotiate for the continued participation of the existing team of agents to assist SDA in continuing established relationships and developing new ones. In providing these services, we will concentrate on the overall management of each individual professional player, contract negotiation, sponsorship deals and endorsements and transfer negotiations. Image quality control for every SDA-managed player will be of the utmost importance. Through our relationship with LAFC, we will be able to offer players better geographic mobility.

Marketing

    In marketing our products and services, we will utilize our relationship with LAFC as well as SDA's own contacts in the soccer industry to build relationships with professional soccer organizations around the world to create synergies with international leagues to attract large corporate sponsorship. We will also work to create a "partner" type relationship with our existing customers to increase our marketing down to their participants and peers and will cross-sell additional services into exiting accounts. One of the primary focuses of our marketing strategy is the development of brand recognition for Golo Lotto, ClearSky and our other services.

    Marketing of Golo Lotto will include team sponsorships and arena advertising. For logistic and legal reasons, Golo Lotto will only market in the Latin American countries.

Competition

    ClearSky

    Competition for the sale of wireless phones in Latin America is intense, and may of our competitors will have better resources and more experience than the Company. We intend to market our phones to soccer fans by including advertisements around our clients' stadiums, in programs and other print media and by broadcast, emphasizing the availability of soccer-related content to interest this group of consumers in the phones.

    Golo Lotto

    Competition in the online gaming industry is intense, with numerous websites dedicated to sports wagering aggressively marketing. Golo Lotto intends to carve a niche in the market by catering to the Latin American market with an emphasis on soccer and other regional sports. We expect to further benefit from economies of scale by outsourcing the administration associated with maintaining the various lines and processing the transactions. Some of our primary competitors in this arena include:

    -    LadBrokers.com - which is currently one of the largest Internet-betting portals available, with heavy concentration on soccer. The primary business concentration of LadBrokers.com is the United Kingdom and surrounding countries.

    -    William Hill (willhill.com) - an England-based Internet-betting portal that has most of its concentration in the United Kingdom. William Hill is publicly traded on the London Stock Exchange, and has experienced outstanding growth over the past year.

    In addition, there are a number of smaller gaming sites that do not focus on the sport of soccer/futbol. The majority of concentration for these sites is in Europe for most sport books, and that is why we feel that the Latin American market offers so much potential.

    IFFG

    We believe that IFFG will revolutionize the investment banking industry with respect to professional soccer clubs around the world. There are thousands of investment banking institutions, but, to our knowledge, none that focus primarily on the needs of professional soccer clubs. We hope to pioneer this new business model by offering soccer clubs multiple vehicles for the management of growth, finances and capitalization.

    Player Representation

    We believe that the soccer representation market is currently fragmented, but that it is undergoing global consolidation. We will compete with numerous agencies around the world for representation of both young players with potential to develop into top professionals and players who are already established in the field. We believe that the Company will be in a better position to compete with these other agencies if it acquires an existing firm with players already under management. We will attempt to acquire a FIFA-registered firm with FIFA-licensed players under contract. FIFA, or the Federation Internationale de Football Association, licenses are not required for players, but offer prestige. We will attempt to acquire an agency which is registered by FIFA because such registration is recognized the world over. In the event we are unable to obtain a target already registered with FIFA, we will apply for such registration in order to allow the Company to compete on the world market. There are currently 133 FIFA-licensed agencies in Latin American and 15 in the United States. There were 615 FIFA-endorsed management companies in circulation worldwide in 2002.

    In marketing this service to players, we will utilize both the connections of the acquired management company and the connections of LAFC with teams and players around the world. Our plan is to utilize the acquired firm to assist players under management, encourage other young players to sign with the Company and assist in the completion of transfers of players between clubs.

    Although we do not intend to represent the clubs with respect to the negotiation of player contracts, we recognize that our relationship with clubs contracting with IFFG may create certain conflicts of interest with respect to our representation of players being transferred by or to those clubs. We will notify any clubs that we represent of this potential conflict of interest and, to the extent the club is not comfortable with our dual representation, we may be forced to refer representation of the player to another agent for the purpose of such negotiations.

Government Regulation

    Our activities will be subject to U.S. and foreign government regulation to varying extents. We are unable to predict the cost of compliance with all federal, state, local and foreign laws. The laws and regulations governing our activities may change from time to time, causing us to incur additional costs for compliance with new regulations.

    In marketing wireless phones for ClearSky and providing content for transmission to ClearSky end users, we will be indirectly impacted by the telecommunications laws of the countries in which the phones are marketed. We rely on ClearSky to ensure that both its activities and its technology are in compliance with all applicable laws and regulations, but there can be no assurance that one or more government entities in the countries where the phones are sold by SDA would not bring action against SDA for failure to comply with such laws and regulations. Our agreement with ClearSky does not provide for indemnification of the Company by ClearSky in the event we are forced to incur costs resulting from government investigation and/or fines.

    Upon consummation of the acquisition of Golo Lotto, we will be participating in an industry that is highly regulated. Federal law prohibits the operation of gaming websites on U.S. soil in addition to the solicitation of wagering from persons domiciled in the U.S. We believe that our operational model avoids government regulation and allows the Company to operate legally for several reasons. First, Golo Lotto is domiciled in the Netherlands of the Antilles and all of its operations take place outside of the United States. Second, Golo Lotto does not solicit nor accept wagering from the United States. Lastly, Golo Lotto does not, in and of itself, perform any bookmaking services. Golo Lotto is a storefront that solicits bets from customers and places those bets with a third party. The Company has received a legal opinion from counsel indicating that it's Golo Lotto operating strategy is in full compliance with regulatory and legal authority.

    Our agent representation services will be regulated by laws requiring certain disclosure to our customers as well as, in some instances, registration with government authorities. We intend to acquire a sports agency that is registered with FIFA, which is recognized and accepted in most countries around the world. Our activities in the United States may be separately regulated by state authorities. Currently there are 29 states which have adopted laws regulating the activities of sports agents, 19 of which require registration with a state agency. To the extent that we provide agency services to professional players residing in these states, we will be subject to such laws and may be required to register the Company or the individual agents with one or more state agencies.

    Many of the services provided by IFFG will be provided by CPC, which is a registered investment advisor. These services fall within the scope of the Investment Advisor Act of 1940. Although CPC will provide these services to IFFG clients as a third party contractor, it will receive fees for these services directly from the Company under the IFFG Agreement. As a result, there can be no assurance that the SEC would not require either the Company or IFFG to register as an investment advisor under the 1940 Act. Laws regulating investment advisors are complex and failure to comply with applicable laws and regulations may subject the Company and/or IFFG to civil and/or criminal penalties. In addition compliance with such laws can be costly in terms of funds (including increased legal fees) and other resources, as compliance is technical and would require the Company to devote personnel to monitor the compliance of the Company and/or IFFG with these regulations. It is not our intention to engage in activities which would subject either the Company or IFFG to regulation under the 1940 Act and, to the extent that payments to CPC under the IFFG Agreement for rendering such services would subject either the Company or IFFG to such regulation, IFFG will be unable to provide such services to it customers.

Employees

    The Company presently employs one person, its Chief Executive Officer. All other relationships are in the form of independent contractors and consultants. Once the Company has obtained additional funding, we intend to retain LAFC to provide overall management services to the Company and will utilize the personnel of LAFC in lieu of hiring additional employees.

Insurance

    We do not presently have a commercial general liability insurance policy. Although there have been no successful claims against the Company, there is no assurance that the Company will prevail against any future claim. Successful claims could have a serious adverse effect upon our financial condition and its future viability. We will again seek to obtain general liability and product liability insurance at such time when our operations dictate.

    We do not maintain auto insurance coverage or workman's compensation coverage. At such time as the Company resumes hiring employees and/or obtains corporate automobiles, insurance coverage will be obtained in amounts deemed adequate.

    We do not carry director and officer liability insurance, but we have agreed to indemnify our officers and directors against any personal liability incurred as a result of their association with the Company. This agreement has not been formalized in writing. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act of 1933 (the "Act") is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to court of appropriate jurisdiction. We will then be governed by the court's decision.

Intellectual Property

    The Company holds one trademark on the name "San Diego Flash." It is our intention to license the name to a third party, if possible. We will protect our current and future intellectual property through license agreements and trade and services marks on marks owned by SDA and IFFG.

(d) Corrective Disclosure

    In the Company's report on Form 10-QSB for the period ended June 30, 2003, we reported that the Company was currently engaged in litigation. On May 22, 2003, a judgment in the amount of $7,000 was rendered against the Company in an action brought by Peter and Patricia Passaretti in the Superior Court of California, County of San Diego in 2001 for collection on a convertible note issued by the Company on December 3, 1999. The Company is not a party to any other pending, or to our knowledge threatened, legal proceeding as of the date of this report.

    In the Company's annual report on Form 10-KSB for the period ended December 31, 2002, we inadvertently stated that salary for our Chief Executive Officer reflected on the Summary Compensation Table represented imputed salary which was written off to contributed capital as Mr. Skwara elected not to receive payment for these services. This disclosure was inconsistent with our financial statements, which correctly disclosed that Mr. Skwara had received equity compensation in lieu of salary. The revised Summary Compensation Table is set forth below:

					Long Term Compensation

	Annual Compensation				Awards		Payouts

Name and Principal Position	Year	Salary($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Under-lying Options/SARs($)	LTIP Payouts ($)	All Other Compensation ($)

Yan K. Skwara	2000	$133,254	---	---	---	---	---	---
CEO(1)	2001	(2)$133,254	---	---	1,500,000	---	---
	2002	(3)$133,254	---	---	2,000,000	---	---	---

(1) Mr. Skwara became Chief Executive Officer effective as of December 20, 2001.
(2) Mr. Skwara received 1,500,000 restricted shares of Common Stock in January 2002 in lieu of salary accrued for 2001.
(3) Mr. Skwara received 2,000,000 restricted shares of Common Stock in January 2003 in lieu of salary accrued for 2002.

    As a result of the equity compensation issued to Mr. Skwara held 4,121,428 shares at December 31, 2002, rather than the 2,644,906 shares reported, including 150,000 shares of common stock held subject to a fully vested option. Mr. Skwara's ownership represented 11% of the outstanding common stock on May 13, 2003, the date reported in the original Form 10-KSB filed on May 27, 2003.

    Directors received equity compensation which, while reported on the Beneficial Ownership Table, was not included in the Executive Compensation section of the report. The compensation information for directors for December 31, 2002 is set forth below:

Name	Cash Compensation			Security Grants
	Annual Retainer Fees	Meeting Fees	Consulting Fees/Other Fees	Number of Shares	Number of Securities Underlying Options/SARs
Yan K. Skwara	-	-	-	-	-
Shane H. Traveller	-	-	-	450,000	-
Lonn Paul	-	-	-	50,000	-
Christian B. Hershberger	-	-	-	400,000	-

ITEM 7. Financial Statements, Pro Forma Financial Information and Exhibits.

    (a) Financial Statements of Golo Lotto.

    Financial statements are not available to be filed with this report but will be filed by amendment no later than 60 days after the date that this Current Report on Form 8-K is required to be filed.

    (b) Pro Forma Financial Information.

    Pro forma financial statements are not available to be filed with this report but will be filed by amendment no later than 60 days after the date that this Current Report on Form 8-K is required to be filed.

    (c) Exhibits.

    10.1 Agreement for Sale of 90:00 Minutes Magazine
    10.2 Golo Lotto Asset Purchase Agreement*
    10.3 First Amendment to Golo Lotto Asset Purchase Agreement**
    10.4 Creative Focus Productions Consulting Agreement

    * Incorporated by reference to Exhibit 10.6 to Registrant's Form 10-QSBA filed August 4, 2003.
    ** Incorporated by reference to Exhibit 10.7 to Registrant's Form 10-QSBA filed August 4, 2003.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 27, 2003	By: /s/ Yan Skwara
Name: Yan K. Skwara
Title: Chief Executive Officer